Exhibit 99






For Immediate Release

Investor Relations Contact:                                  Media Contact:
Justin R. Victoria                                           Lowell B. Weiner
(973) 660-5340                                               (973) 660-5013

                                  Wyeth Reports

                            Earnings Results for the

                       2003 Second Quarter and First Half


Madison, New Jersey, July 23, 2003 - Wyeth (the Company) (NYSE: WYE) today reported net revenue and earnings results for the 2003 second quarter and first half. Worldwide net revenue increased 7% for the 2003 second quarter and 4% for the 2003 first half. Excluding the impact of foreign exchange, worldwide net revenue increased 3% for the 2003 second quarter and was flat for the 2003 first half.

2003 Second Quarter Results
---------------------------
Net income for the 2003 second quarter increased 44% to $864.4 million compared with $599.9 million in the prior year. Diluted earnings per share increased 44% to $0.65 compared with $0.45 in the prior year.

The increases in net income and diluted earnings per share for the 2003 second quarter were greater than the growth rate in net revenue due primarily to higher other income, as a

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

result of gains on product sales, as noted below, and lower interest expense, which factors were partially offset by higher cost of goods sold, as a percentage of net revenue.

The higher cost of goods sold, as a percentage of net revenue, was attributable to higher manufacturing costs and a change in product mix. Less profitable product mix for the 2003 second quarter was mainly due to decreased sales of higher margin products, including the Premarin family of products and Cordarone I.V., and higher sales of lower margin products such as Protonix and Zosyn, offset, in part by higher sales of Prevnar, a high margin product.

Gains on Product Sales
----------------------
Included in Other Income, Net for the second quarter were gains from the divestiture of certain pharmaceutical and consumer healthcare products amounting to approximately $290 million. The divestitures included U.S. product rights to Ativan, Isordil, Diamox, Ziac, Zebeta and Anacin and the global rights to Sonata. The sales and profits of these divested products, individually or in the aggregate, are not material to either business segment or the Company's consolidated financial results.

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

2003 First Half Results
-----------------------
Net income and diluted earnings per share both increased 46% for the 2003 first half to $2,142.3 million and $1.61, respectively, compared with $1,471.8 million and $1.10 in the prior year. The 2003 first half net income and diluted earnings per share included a first quarter gain of $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings. Excluding the Amgen gain from the 2003 first half results, net income and diluted earnings per share for the 2003 first half each increased 8%.

Higher net income for the 2003 first half, excluding the Amgen gain, was affected by the same items that impacted the 2003 second quarter results, which included higher other income and lower interest expense, partially offset by a less profitable product mix and higher manufacturing costs, as well as higher selling, general and administrative expenses.

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

Segment Information
-------------------
The following table sets forth worldwide net revenue by operating segment together with the percentage changes from the comparable period in the prior year:

                                Three Months                Six Months
                                Ended 6/30/03              Ended 6/30/03
                            --------------------       --------------------
Operating Segment           ($ in 000's)     Inc       ($ in 000's)     Inc
----------------------      ------------     ---       ------------     ---

Human Pharmaceuticals        $ 2,979,528      6%        $ 5,954,586      3%

Animal Health Products           213,943     10%            395,938     11%
                            ------------     ---        -----------     ---

  Pharmaceuticals              3,193,471      6%          6,350,524      3%

  Consumer Healthcare            553,085     12%          1,085,089     10%
                            ------------     ---       ------------     ---

Total                        $ 3,746,556      7%        $ 7,435,613      4%
                            ============     ===       ============     ===


     Pharmaceuticals
     ---------------
Worldwide pharmaceutical net revenue increased 6% for the 2003 second quarter and 3% for the 2003 first half. Excluding the favorable impact of foreign exchange, worldwide pharmaceutical net revenue increased 2% for the 2003 second quarter and decreased 1% for the 2003 first half.

     Human Pharmaceuticals
     ---------------------
Worldwide human pharmaceutical net revenue increased 6% for the 2003 second quarter and 3% for the 2003 first half due primarily to higher sales of Protonix (strong prescription

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

volume growth), Effexor XR (substantial global growth), Prevnar and Zosyn (both reflecting consistent increased manufacturing capability) and increased alliance revenue offset, in part, by lower sales of the Premarin family of products and Cordarone I.V. (market exclusivity ended October 2002). Excluding the favorable impact of foreign exchange, worldwide human pharmaceutical net revenue increased 2% for the 2003 second quarter and decreased 1% for the 2003 first half.

     Animal Health Products
     ----------------------
Worldwide animal health product net revenue increased 10% for the 2003 second quarter and 11% for the 2003 first half. The increase in revenue was due primarily to higher domestic sales of the Company's West Nile - Innovator, a biological vaccine for horses. Excluding the favorable impact of foreign exchange, worldwide animal health product net revenue increased 6% for the 2003 second quarter and 8% for the 2003 first half.

     Consumer Healthcare
     -------------------
Worldwide consumer healthcare net revenue increased 12% for the 2003 second quarter and increased 10% for the 2003 first half. The increases were due primarily to sales of Alavert (introduced in the 2002 fourth quarter) and higher

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

sales of cough/cold/allergy products, Advil and Caltrate. The first half increase was partially offset by lower sales of Centrum. Excluding the impact of foreign exchange, worldwide consumer healthcare net revenue increased 8% for the 2003 second quarter and 7% for the 2003 first half.

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

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, the impact of competitive or generic products, product liability and other types of lawsuits, the impact of legislative and regulatory compliance and obtaining approvals, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the second quarter and first half. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's website at www.wyeth.com and clicking on the "Investor Relations" icon. Also, for recent announcements and additional information including product sales information, please refer to the Company's website.

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

The comparative results of operations are as follows:
(In thousands except per share amounts)

                                         Three Months Ended          Six Months Ended
                                       -----------------------    -----------------------
                                       6/30/2003    6/30/2002     6/30/2003    6/30/2002
                                       ----------   ----------    ----------   ----------
Net Revenue                            $3,746,556   $3,502,848    $7,435,613   $7,146,369

Cost of Goods Sold                      1,019,895      887,215     1,948,199    1,689,394

Selling, General and Administrative
   Expenses                             1,362,022    1,310,100     2,653,492    2,580,384

Research and Development Expenses         500,851      526,867     1,014,365    1,007,073

Interest Expense, Net                      25,878       55,621        52,878      108,959

Other Income, Net                        (270,302)     (48,690)     (263,567)    (133,338)

Gain on Sale of Amgen Shares                  -            -        (860,554)         -
                                       ----------   ----------    ----------    ---------

Income Before Federal and Foreign
   Taxes                                1,108,212      771,735     2,890,800    1,893,897

Provision for Federal and Foreign
   Taxes                                  243,807      171,876       748,513      422,118
                                       ----------   ----------    ----------   ----------

Net Income(1)                            $864,405     $599,859    $2,142,287   $1,471,779
                                       ==========   ==========    ==========   ==========


Basic Earnings Per Share                    $0.65        $0.45         $1.61        $1.11
                                       ==========   ==========    ==========   ==========

Average Number of Common Shares
   Outstanding During Each
     Period - Basic(2)                  1,329,333    1,325,989     1,328,238    1,324,970

Diluted Earnings Per Share(1)               $0.65        $0.45         $1.61        $1.10
                                       ==========   ==========    ==========   ==========

Average Number of Common Shares
   Outstanding During Each
     Period - Diluted(2)                1,335,186    1,336,296     1,333,306    1,337,407

(1) Net income and diluted earnings per share for the 2003 first half were $2,142,287 and $1.61 compared with $1,471,779 and $1.10 in the prior year. The 2003 first half net income and diluted earnings per share included a first quarter gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings. Excluding the Amgen gain from the 2003 first half results, net income and diluted earnings per share for the 2003 first half both increased 8%.


(2) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.

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